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As filed with the Securities and Exchange Commission on February 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XM Satellite Radio Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	4899 (Primary Standard Industrial Classification Code Number)	54-1878819 (I.R.S. Employer Identification No.)

1500 Eckington Place, NE
Washington, DC 20002
(202) 380-4000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Joseph M. Titlebaum
Senior Vice President, General Counsel and Secretary
XM Satellite Radio Holdings Inc.
1500 Eckington Place, NE
Washington, DC 20002
(202) 380-4000
(Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

Copies to:
Steven M. Kaufman, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

        Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities Being Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A common stock, par value $.01 per share (1) (2)	25,514,960	$3.18 (3)	$81,137,573 (3)	$7,465 (3)

(1)
Common stock includes associated rights to purchase shares of the registrant's Series D Junior Participating Preferred Stock. Until the occurrence of certain prescribed events, none of which have occurred, the rights are not exercisable, are evidenced by the certificates representing the common stock, and will be transferred along with and only with the Class A common stock.
(2)
Represents shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock. This registration statement shall be deemed to register such additional shares that may be issued pursuant to the anti-dilution provisions of such warrants pursuant to Rule 416 under the Securities Act of 1933.
(3)
Pursuant to Section 6(b) of the Securities Act of 1933, the proposed maximum aggregate price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been calculated based on the initial exercise price of the warrants, of $3.18 per share.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February     , 2003

PROSPECTUS

XM SATELLITE RADIO HOLDINGS INC.

25,514,960 Shares of Common Stock

Corporate Headquarters:
1500 Eckington Place, N.E.
Washington, D.C. 20002
(202) 380-4000

         On January 28, 2003, in connection with the closing of an exchange offer and consent solicitation we accepted for exchange $300.2 million of the previously outstanding $325 million of 14% senior secured notes due 2010 that had been issued by our wholly owned subsidiary, XM Satellite Radio Inc., and guaranteed by us. For each $1,000 principal amount of notes tendered for exchange:

  •
  XM Satellite Radio Inc. issued $1,459 principal amount at maturity of its 14% senior secured discount notes due 2009;

  •
  we issued a warrant to purchase 85 shares of our Class A common stock at a per share exercise price of $3.18; and

  •
  the tendering holder received $70 in cash.

         In connection with our issuance of the warrants, we entered into a warrant agreement with The Bank of New York, as warrant agent, under which we agreed to file the registration of which this prospectus forms a part to register the issuance of shares of our Class A common stock upon exercise of the warrants. The warrants will be exercisable for shares of our Class A common stock at an exercise price $3.18 per share until expiring on December 31, 2009. The terms of the warrants provide for appropriate anti-dilutive adjustments in the exercise price and in the number of shares of Class A common stock issuable upon exercise. Any additional shares of Class A common stock issued pursuant to such adjustments will also be covered by this prospectus.

         Our Class A common stock is listed on the Nasdaq National Market under the symbol "XMSR." On February 3, 2003, the last reported sale price of our common stock was $4.33.

         An investment in our securities involves risks. Please read the section entitled "Risk Factors" beginning on page 5 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is                    , 2003.

TABLE OF CONTENTS

Summary
Risk Factors
Use of Proceeds
Plan of Distribution
Legal Matters
Experts
Incorporation of Documents by Reference
Where You Can Find Information

i

SUMMARY

Our Business

        We are a nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Our digital audio XM Radio service offers 100 channels of music, news, talk, sports and children's programming for a monthly subscription price of $9.99; we also offer one premium channel. We believe XM Radio appeals to consumers because of our clear sound quality from a digital signal, innovative programming and nationwide coverage. Since our nationwide launch on November 12, 2001, we have built our subscriber base to over 360,000 subscribers as of January 8, 2003 through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers.

        Our executive offices are at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

Recent Developments

    Recently Completed Financing Transactions

        On January 28, 2003, we announced that we had completed three separate financing transactions that we believe will significantly improve our liquidity over the next three years. The transactions, each of which is described briefly below, consisted of (1) an exchange offer relating to $325 million aggregate principal amount of outstanding debt issued by our subsidiary, XM Satellite Radio Inc., or "XM," (2) a restructuring of our payment obligations to General Motors Corporation, and (3) a private placement resulting in gross proceeds to us of $225 million. You can obtain more information regarding the recently completed financing transactions by reviewing a copy of our Current Report on Form 8-K, filed with the SEC on January 29, 2003, which is incorporated by reference into this prospectus.

  The Exchange Offer

        On January 28, 2003, we accepted for exchange $300.2 million of the previously outstanding $325 million of XM's 14% senior secured notes due 2010. For each $1,000 principal amount of notes tendered for exchange:

  •
  XM issued $1,459 principal amount at maturity of its 14% senior secured discount notes due 2009;

  •
  we issued a warrant to purchase 85 shares of our Class A common stock at a per share exercise price of $3.18; and

  •
  the tendering holder received $70 in cash.

        Through the completion of this exchange offer, we expect to defer approximately $42.0 million in cash expenditures for each of the next three years because interest on the notes issued in exchange offer will accrete, rather than be paid in cash during that period. In addition, as part of the exchange offer we completed a consent solicitation that eliminated or amended substantially all of the restrictive covenants and events of default specified in the indenture governing XM's 14% senior secured notes due in 2010.

  The General Motors Transactions

        We restructured a substantial portion of our payment obligations under our distribution agreement with General Motors and its subsidiary, OnStar Corporation:

  •
  In lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006, we issued to OnStar approximately $89 million in aggregate principal amount of 10% senior secured convertible notes due December 31, 2009. The notes will become convertible at the holder's option on a quarterly basis through 2006, at 90% of the then fair market value of our Class A common stock but subject to a $5.00 minimum per share conversion price and an escalating maximum per share conversion price for each fiscal year. Interest on these notes is payable in cash or, at our option, shares of our Class A common stock having a fair market value equal to the amount of the interest installment at the time of payment.

  •
  We may finance up to $100 million of payments that may become due under the distribution agreement by drawing under a senior secured credit facility, also maturing in December 2009, that General Motors has agreed to make available to us if we meet financial covenants relating to the number of subscribers not originated by General Motors and our pre-marketing cash flow excluding expenses associated with the distribution agreement. Interest payments under the credit facility will be payable in cash or, at our option, shares of our Class A common stock having a fair market value equal to the amount of the interest installment at the time of payment. In connection with the establishment of the credit facility, we issued to General Motors a warrant to purchase up to 10,000,000 shares of our Class A common stock exercisable at $3.18 per share.

  •
  We may make up to $35 million in future subscriber acquisition payments that we may owe to OnStar under the distribution agreement in shares of our Class A common stock having a fair market value equal to the amount of the required payment at the time of payment.

        The notes issued to OnStar and the proposed credit facility with General Motors are secured by substantially all of our assets on a shared basis with the notes issued in the exchange offer and the notes issued in the financing transaction. They also are guaranteed by our material subsidiaries other than the subsidiary that holds our FCC licenses and the subsidiary through which we own our corporate headquarters. The notes issued to OnStar and the proposed credit facility with General Motors are equal in right of payment to the notes issued in the exchange offer and the notes issued in the financing transaction. We have the right to prepay notes issued to OnStar and the proposed credit facility with General Motors at any time. The notes issued to OnStar are convertible and the warrant exercisable only to the extent General Motors would not beneficially own more than 19.9% of our Class A common stock upon any conversion or exercise.

        As part of the transactions with General Motors, we amended our distribution agreement to provide OnStar limited use of our studio facilities and XM audio content for its telematics service.

  The Private Financing

        On January 28, 2003, we closed on the sale of $210 million in initial value of our 10% senior secured discount convertible notes due December 31, 2009 to several investors. Interest on these notes will accrete at a rate of 10% per year from the closing through December 31, 2005, so that at January 1, 2006 the aggregate principal amount of the notes will be $279.3 million. From January 1, 2006, interest will accrue at a rate of 10% per year, payable semi-annually in cash or, at our option, in additional notes. If all interest is paid in new notes, these notes would have an aggregate principal value of $412.6 million when they mature in December 2009. The accreted value of notes would be convertible at any time in whole or in part into shares of our Class A common stock at the option of the holders at a conversion price of $3.18. The conversion price is subject to equitable adjustment from time to time in the event of stock splits, recapitalizations and similar events. We do not have the right to prepay or redeem these notes, but have the ability after four years to require the conversion of the notes into Class A common stock in limited circumstances. This mandatory conversion would only be available to us if:

  •
  we achieve break-even in our earnings before interest, taxes, depreciation and amortization;

  •
  our Class A common stock trades at 200% of the conversion price for a specified period of time;

  •
  the aggregate amount of our outstanding indebtedness after conversion is less than $250 million; and

  •
  our Series C preferred stock is no longer outstanding.

        Also on January 28, 2003, we closed on our agreement to sell 5,555,556 shares of our Class A common stock to an institutional investor at a purchase price of $15 million, or $2.70 per share.

  Related Agreements

        Our registration rights agreement with the former holders of our Series A subordinated convertible notes and the holders of our Series C preferred stock was amended to grant additional registration rights to the purchasers of the 10% senior secured discount convertible notes and to GM for the Class A common stock underlying the OnStar notes and GM warrant and payable as interest under the OnStar notes and the GM credit facility. Parties have several rights to demand registration of $10.0 million of Class A common stock or more, subject to, in certain circumstances, our right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. Parties also have rights to include their Class A common stock in registered offerings that we initiate, other than an offering for high yield debt or an offering made upon demand of the holders of our Series C preferred stock to register their underlying shares of Class A common stock following a change of control of our company. We are also obligated to initiate shelf registration statements involving delayed or continuous offerings upon demand.

        Our shareholders agreement with the former holders of our Series A subordinated convertible notes and the holders of our Series C preferred stock was amended to add the purchasers of the 10% senior secured discount convertible notes as parties. The provisions of this agreement regarding rights to designate or nominate directors to our board were moved to two separate agreements described below that were entered into by certain holders of Class A common stock and Series C preferred stock (some of which also hold the new notes) and by GM and DIRECTV. The amended agreement continues to provide observation rights at meetings of our board of directors for certain investors if the persons designated or nominated by them to our board are not elected by our stockholders. Under the amended shareholders agreement, noteholders have consent rights similar to, but in addition to, those of our Series C preferred stock. Without the consent of investors holding greater than 75% of the new notes, including OnStar, and for so long as at least 50% of the new notes, including those held by OnStar, continue to be held by their original investors, we are not able to, among other things:

  •
  amend our charter and bylaws in a way that materially affects the rights of OnStar or the new noteholders;

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  issue common stock, or securities convertible into common stock, in an amount that increases the amount outstanding by 20% or more;

  •
  take any action that would restrict our ability to honor the rights of OnStar or the new noteholders;

  •
  issue any debt or equity securities that have a preference over or rank equally to the new notes or the OnStar notes;

  •
  incur indebtedness with financial or operational covenants, redeem or repurchase securities that are junior to or on a parity with the OnStar notes or the new notes;

  •
  enter into certain transactions with affiliates, merge or sell all or substantially all of our assets; or

  •
  change the principal nature of our business.

        The parties also have the right to participate in certain of our future private financings to the extent necessary to maintain their pro rata fully diluted ownership percentage.

    Director Agreements

        Certain of our pre-existing investors are parties to a director designation agreement under which they have the right to designate members of our board of directors and certain committees of the board, subject to stockholder approval, as long as they maintain certain ownership percentages in our company. Each of these investors has agreed to vote its securities in favor of the persons nominated in accordance with the agreement.

        GM and DIRECTV have entered into a separate director nomination agreement with us that provides that our board of directors will nominate for election to our board one designee of GM or DIRECTV, as they may agree. Each of GM and DIRECTV must maintain certain ownership percentages in our company in order to be eligible to have a director nominated on its behalf.

    Other Arrangements

        We have agreed to make bandwidth available to American Honda, one of our existing investors and a purchaser of the new notes, for use in its telematics services. We have agreed to purchase up to $2.5 million of advertising from Hearst Communications, another purchaser of the new notes, concurrently with their investment in the notes.

        In addition, at closing R. Steven Hicks, the Chairman of Click Radio and a non-managing member of BayStar Capital, one of the investors, and Thomas G. Elliott, the Executive Vice President, Automobile Operations of American Honda, another of the investors, joined our board of directors.

RISK FACTORS

You could lose money on your investment because we recently started operations and generation of revenues.

        We were a development stage company through September 30, 2001. We began to generate revenues and emerged from the development stage during the fourth quarter of 2001. Unless we generate significant revenues, you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including:

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  whether we can attract and retain enough subscribers and advertisers to XM Radio;

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  whether our XM Radio system continues to operate at an acceptable level;

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  whether we compete successfully; and

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  whether the FCC grants us all additional necessary authorizations in a timely manner.

Our aggregate expenditures and losses have been significant and are expected to grow.

        As of September 30, 2002, we had incurred capital expenditures of $1.1 billion and aggregate net losses approximating $730 million from our inception through September 30, 2002. We expect our aggregate net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. With commencement of operations, our monthly operating expenses have increased substantially as compared to our pre-operating stage. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

Demand for our service may be insufficient for us to become profitable.

        Before our commercial launch in September 2001, there was no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon:

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  whether we obtain, produce and market high quality programming consistent with consumers' tastes;

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  the willingness of consumers to pay subscription fees to obtain satellite radio service;

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  the cost and availability of XM radios; and

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  the marketing and pricing strategies that we employ and that are employed by our competitors.

        If demand for our service does not develop as expected, we may not be able to generate enough revenues to generate positive cash flow or become profitable.

Our substantial indebtedness could adversely affect our financial health, which could reduce the value of our securities.

        After giving effect to the recently completed exchange offer and concurrent transactions, our total indebtedness is $636.4 million. Most of our indebtedness will mature in 2009 and 2010. However, our substantial indebtedness could have important consequences to you. For example, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        Failing to comply with those covenants could result in an event of default, which, if not cured or waived, could cause us to have to discontinue operations or seek a purchaser for our business or assets, or seek protection under the federal bankruptcy laws.

Premature degradation or failure of our satellites could damage our business.

        If one of our satellites were to fail or suffer performance degradation prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. In September 2001, our satellite manufacturer, Boeing Satellite Systems International, advised us of a progressive degradation problem with the solar array output power of 702 class satellites, including both XM Rock and XM Roll. We have advised our insurance carriers that the aforementioned solar array situation is likely to result in a claim under our in-orbit insurance policies. Since the issue is common to 702 class satellites, the manufacturer is closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, insurance arrangements in place, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service with Rock and Roll collocated in one orbit slot and the spare located in the other slot, which would allow the use of the satellites through the first quarter of 2008, availability of comparable satellites from more than one vendor, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Based on the consistency of the degradation trends and continuing analyses by Boeing Satellite and XM, management has determined it is appropriate to adjust the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008, or approximately 6.75 years from launch. There is no assurance that such actions will allow us to maintain adequate broadcast signal strength. Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

        A number of other factors could decrease the useful lives of our satellites, including:

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  defects in construction;

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  loss of on board station-keeping system;

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  failure of satellite components that are not protected by back-up units;

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  electrostatic storms; and

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  collisions with other objects in space.

        In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

Losses from satellite degradation may not be fully covered by insurance, and insurance proceeds may not be available in a timely manner.

        We purchased launch and in-orbit insurance policies from global space insurance underwriters covering XM Rock and XM Roll, our existing satellites. However, if either satellite suffers a total or partial failure, our insurance may not fully cover our losses. For example, our insurance does not cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions and material change conditions that could limit our recovery. As discussed above, we expect to have to replace our satellites earlier than expected. We do not currently have the capital to launch our spare satellite or replace our satellites. We may not receive adequate insurance proceeds on a timely basis in order to launch our spare satellite or construct and launch replacement satellites, and this may impair our ability to make timely payments on our notes and other financial obligations. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll for a significant period of time while the impact of the situation is being assessed.

The terms of the notes issued in our recent refinancing transactions may not be favorable to us, our creditors or our stockholders.

  •
  Under the terms of the OnStar notes and the notes issued to the private investors, we are subject to various restrictive covenants, including covenants that limit our ability to pay dividends and make other types of restricted payments and incur indebtedness in particular. These covenants may significantly limit our ability to complete transactions or take other actions that could be in our interests or the interests of our creditors or stockholders.

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  We do not have the right to prepay or redeem the private investor notes, but have the ability after four years to require the conversion of the notes into Class A common stock in limited circumstances. This mandatory conversion would only be available to us if:

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  we achieve break-even in our earnings before interest, taxes, depreciation and amortization;

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  our Class A common stock trades at 200% of the conversion price then in effect;

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  the amount of our outstanding indebtedness after conversion would be less than $250 million; and

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  we no longer have any Series C preferred stock outstanding.

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  OnStar and the private investors have consent rights that prohibit us from taking certain actions without their consent. Without the consent of 75% of the notes held by OnStar and the new investors, we cannot take certain actions, including the:

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  issuance of Class A common stock in an amount that increases the amount outstanding by 20% or more;

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  incurrence of indebtedness with financial or operational covenants;

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  entrance into certain transactions with affiliates; or

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  merger or sale of all or substantially all of our assets.

    We cannot assure you that OnStar and the private investors will exercise their consent rights in a manner consistent with your best interests.

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  In order to reserve enough shares of Class A common stock for issuance upon conversion of the OnStar notes and the notes issued to the private investors, exercise of the GM warrant and as payment of interest on the OnStar notes and under the GM credit facility, we are required to seek stockholder approval at a special stockholders meeting to increase the number of shares of Class A common stock that we are authorized to issue. If we do not obtain this stockholder approval by July 28, 2003, upon any request for conversion made by any OnStar or any private investor we will be required to redeem for cash any notes that we are unable to convert into authorized shares of Class A common stock in response to the request for conversion.

We may need additional funding for our business plan and additional financing might not be available.

        Although we believe we have sufficient cash to fund our operations through the date on which we expect our business to generate positive cash flow, we may need additional financing due to changes in our business plan or future developments. In addition, our actual funding requirements could vary materially from our current estimates. As discussed below, we likely will have to replace our existing satellites much sooner than originally expected. Although we believe that we would have adequate proceeds from our insurance coverage, we cannot assure you that this will be the case or that any insurance proceeds would be received in a timely manner. If additional financing is needed, we may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. We could default on our commitments to creditors or others and may have to discontinue operations or seek a purchaser for our business or assets, or seek protection under the federal bankruptcy laws.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operations.

        Because we expect to derive a significant part of our future revenues from advertising, market and advertiser acceptance of our XM Radio service will be critical to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

        We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, the current slowdown in the United States economy generally, and further downturns in the economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations.

Future issuances of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

        We have issued and outstanding securities exercisable for or convertible into a significant number of our shares of Class A common stock, including the General Motors securities and 10% senior secured discount convertible notes, some of which also give us the option to make interest or other payments in our Class A common stock or securities convertible into Class A common stock. As of January 28, 2003, we had outstanding 97,199,349 shares of Class A common stock. On a pro forma basis as of January 28, 2003, if we issued all shares issuable upon conversion of the new notes (but not including accreted value and any in-kind interest payments), exercise of the exchange warrants, and conversion or exercise of other outstanding securities (many of which have a conversion or exercise price significantly above our current market price), we would have had 271,739,742 shares of Class A common stock outstanding on that date (not including a performance-based warrant held by Sony

Electronics that may in the future be exercisable for up to 2% of our Class A common stock on a fully diluted basis). Issuances of a large number of shares could adversely affect the market price of our Class A common stock.

        In addition to the shares of our Class A common stock that are already publicly-traded, the holders of approximately 33,400,000 shares of our Class A common stock, all of our Series A preferred stock, all of our Series C preferred stock, GM and the holders of our 10% senior secured discount convertible notes have the right to request registration of their shares, including in future public offerings of our equity securities. We have previously filed registration statements under the Securities Act to cover all 14,500,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. We are now registering 25,514,960 shares under this registration statement and 93,383,342 shares under a separate registration statement in connection with our recently closed transactions. The sale into the public market of a large number of privately-issued shares could adversely affect the market price of our Class A common stock and could impair our ability to raise funds in additional stock offerings.

Failure of third parties to perform could affect our revenues.

        We need to assure continued proper manufacturing and distribution of XM radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties. If one or more of these matters is not performed in a sufficient manner, our revenues could be less than expected and our business may suffer.

Higher than expected subscriber acquisition costs or subscriber turnover could adversely affect our financial performance.

        We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. If the costs of attracting new subscribers or incentivizing other parties are greater than expected, our financial performance and results of operations will be adversely affected.

        We expect to experience some subscriber turnover, or churn. Because we have just begun commercial operations, we cannot predict the amount of churn we will experience. We also cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to retain customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

Our system might not continue to work as expected.

        Our system involves new applications of existing technology and the complex integration of different technologies which may not continue to work as planned. Prior to our commencement of operations, satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. Our integrated system has only recently been fully deployed and tested, and may not continue to function as expected within any particular market or deployment area. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

        In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and, when available, digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius Satellite Radio has three operational satellites in-orbit. Sirius began commercial operations in the first quarter of 2002. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

        Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with additional digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

        We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, we cannot predict the outcome of any such renegotiation.

Our business may be impaired by third party intellectual property rights.

        Development of the XM Radio system has depended largely upon the intellectual property that we have developed and license from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

        Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

        Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

        As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

        Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Our deployment of terrestrial repeaters may be impacted by the FCC's further actions, when taken.

If the challenge to our FCC license is successful, our business could be harmed.

        The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC an application for review of this decision. The FCC has denied this application for review, but the losing bidder has appealed to the United States Court of Appeals for the District of Columbia Circuit. If this challenge is successful, the FCC could take a range of actions, any of which could harm our business.

Our service network or other ground facilities could be damaged by natural catastrophes.

        Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

        Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

        We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, SESAC, Inc. (both of whom we have reached agreement with) and Broadcast Music, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the

Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings, on whose behalf the Recording Industry Association of America will negotiate licenses and collect royalties for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

        The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM Radio system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

        Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

The holders of our Series C preferred stock, GM and holders of our recently issued notes have veto rights that may prevent us from engaging in transactions otherwise beneficial to holders of our Class A common stock.

        Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arm's-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price. As a result of the closing of our recent refinancing transactions, GM and holders of our 10% senior secured discount convertible notes now have similar veto rights. We cannot assure you that these rights will be exercised in a manner consistent with your best interests.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

        We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

        We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of our on-air talent and their ability to retain and grow their respective audiences is a significant factor in our ability to sell advertising. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

It may be hard for a third party to acquire us, and this could depress our stock price.

        We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Our shareholder rights plan could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. The rights issued under the plan have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the shareholder rights plan could depress our stock price and may result in entrenchment of existing management, regardless of their performance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" beginning on page 5.

  •
  The unproven market for our service;

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  The health or premature degradation of our satellites, possible failure of insurance to cover fully losses from satellite degradation or delay in receipt of insurance proceeds and resulting need for additional funding;

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  Our substantial indebtedness;

  •
  Dependence on third parties; and

  •
  Future subscriber acquisition costs or subscriber turnover possibly being higher than expected.

        These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

        The warrants we issued at closing of the exchange offer may be exercised on a "cashless" basis at any time while they remain outstanding. In addition, at any time the registration statement of which this prospectus forms a part, or any post-effective amendment thereto, or any subsequent registration statement we may file relating to the issuance of the shares of Class A common stock upon exercise of the warrants, is then in effect, and the making of offers and sales of the shares of Class A common stock thereunder has not been suspended or terminated, payment of the aggregate exercise price payable upon any exercise may, at the option of the holder of the warrant, be made in cash. To the extent payment of the exercise price is made in cash, we will receive proceeds from the exercise of the warrants to purchase the shares of our common stock covered by this prospectus. The holders of the warrants are not obligated to exercise their warrants. If the warrants are exercised in full by payment in cash of the initial stated exercise price of $3.18 per share, then we will receive gross proceeds of approximately $50 million, which we will use for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

        We are registering shares of Class A common stock underlying the warrants we issued on January 28, 2003. We will distribute these shares if and when the holders of the warrants exercise their respective warrants. The warrants were issued as part of an exchange offer and consent solicitation in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933 and are not being registered under this prospectus. The warrants will be exercisable until December 31, 2009 at an initial exercise price of $3.18 per share. The exercise price and number of shares of Class A common stock that may be acquired upon exercise may be adjusted to protect the holders of the warrants from suffering dilution as provided in the warrant agreement. All costs, expenses and fees in connection with the registration of the shares underlying the warrants will be borne by us.

        This offering will terminate on the earlier of (a) the date on which all of the shares of Class A common stock covered by this prospectus have been sold in connection with the exercise of all of the Warrants in full or (b) December 31, 2009, the date the warrants expire.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

        The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP contain an explanatory paragraph that states that the company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 19, 2002;

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  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002.

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the SEC on August 14, 2002.

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, filed with the SEC on November 14, 2002.

  •
  Our Current Reports on Form 8-K, filed with the SEC on:

  •
  April 8, 2002;
  •
  April 12, 2002;
  •
  August 2, 2002;
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  August 14, 2002;
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  December 20, 2002;
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  December 23, 2002;
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  December 24, 2002;
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  December 24, 2002;
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  January 15, 2003; and
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  January 29, 2003; and

  •
  The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on September 23, 1999, including any amendment or report filed with the SEC for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov.

        In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

  XM Satellite Radio Holdings Inc.
  1500 Eckington Place, N.E.
  Washington, DC 20002
  Attn: Investor Relations
  (202) 380-4000

        We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning us and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

        You should rely only on the information incorporated by reference or provided in this document and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

        References in this prospectus to the terms "we," "our" or "us" or other similar terms mean XM Satellite Radio Holdings Inc. and its subsidiaries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$7,465
Printing and engraving expenses	5,000
Legal fees and expenses	5,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	5,000

Total	$32,465

Item 15. Indemnification of Directors and Officers.

        Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

        Article Ninth of our Restated Certificate of Incorporation and Article VI, Section 1 of our Bylaws provide that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

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  for any breach of the director's duty of loyalty to our company or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law; or

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  for any transaction from which the director derived any improper personal benefit.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        Incorporated by reference to the Exhibit Index beginning on page II-6 hereto.

(b)
Financial Statement Schedules are incorporated by reference into the Registration Statement.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on February 3, 2003.

XM SATELLITE RADIO HOLDINGS INC.
By:	/s/ HUGH PANERO Hugh Panero President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hugh Panero and Joseph M. Titlebaum his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in respect of an offering contemplated by this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HUGH PANERO Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2003
/s/ GARY M. PARSONS Gary M. Parsons	Chairman of the Board of Directors	February 3, 2003
/s/ JOSEPH J. EUTENEUER Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2003
/s/ NATHANIEL A. DAVIS Nathaniel A. Davis	Director	February 3, 2003

Thomas J. Donohue	Director	February 3, 2003
/s/ THOMAS G. ELLIOTT Thomas G. Elliott	Director	February 3, 2003
/s/ R. STEVEN HICKS R. Steven Hicks	Director	February 3, 2003
/s/ CHESTER A. HUBER, JR. Chester A. Huber, Jr.	Director	February 3, 2003
/s/ RANDALL T. MAYS Randall T. Mays	Director	February 3, 2003
/s/ JAMES N. PERRY, JR. James N. Perry, Jr.	Director	February 3, 2003
/s/ PIERCE J. ROBERTS, JR. Pierce J. Roberts, Jr.	Director	February 3, 2003
/s/ JACK SHAW Jack Shaw	Director	February 3, 2003

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-83619)).
4.1.1	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to the registrant's Registration Statement on Form S-3 (Reg. No. 333-89132)).
4.2	Restated Bylaws (incorporated by reference to Exhibit 2 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-83619)).
4.3
Form of Certificate for the registrant's shares of Class A common stock (incorporated by reference to Exhibit 3 to the registrant's Registration Statement on Form 8-A, filed with the SEC on September 23, 1999).
5.1	Opinion of Hogan & Hartson L.L.P. concerning the legality of the securities offered hereunder.
23.1	Consent of KPMG LLP.
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
99.1
Warrant Agreement, dated as of January 28, 2003, by and between the registrant and The Bank of New York, as warrant agent (incorporated by reference to Exhibit 4.6 to the registrant's Current Report on Form 8-K, filed with the SEC on January 29, 2003).